EXHIBIT 99.1

CONTACT:	Kurt Nilsen-investors	RELEASE: October 11. 2005
(414) 524-3155
Monica Levy-media
(414) 524-2695
JOHNSON CONTROLS EXPECTS TO SUSTAIN DOUBLE-DIGIT EARNINGS GROWTH
THROUGH 2006 AND 2007
     MILWAUKEE, WISCONSIN, October 11, 2005 ... Johnson Controls, Inc. (NYSE: JCI) today forecast that its diluted earnings per share for fiscal 2006 would be in a range of $5.00 to $5.15, a 13-17% increase from its estimate of $4.39 to $4.43 for fiscal 2005.
     The company also said that it expects its sales for 2006 to increase by 14% to approximately $32 billion from approximately $28 billion for 2005.
     Johnson Controls will report its financial results for fiscal 2005 on October 24, 2005. It confirmed its guidance for 2005 sales to be approximately 10% higher than for 2004, and for 2005 earnings per share to be up 16-17% from the prior year.
     John M. Barth, Johnson Controls Chairman and Chief Executive Officer, said “Johnson Controls will continue to distinguish itself as a market leader in its industries. We look forward to 2006 becoming our 60th consecutive year of sales growth and 16th consecutive year of earnings growth. As we look toward fiscal 2007, given a relatively stable business environment, we anticipate sustaining our track record for double-digit earnings growth with earnings per share increasing by 15-20%. ”
     For the first quarter of fiscal 2006 ending December 31, 2005, the company anticipates sales approximating $6.8 billion and diluted earnings per share increasing to $.82 to $.85, up from $.75 in the 2005 quarter.
     Johnson Controls added that its financial position is expected to remain strong, with its ratio of total debt to total capitalization estimated at 40% by the end of fiscal 2006, assuming a December 2005 completion of its previously announced acquisition of York International.
     All 2005 earnings per share amounts are from continuing operations and exclude a $.06 tax credit in the first quarter of 2005 and second quarter restructuring and special tax items.
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Johnson Controls, Inc.
October 11, 2005

     Johnson Controls is webcasting its Strategic Review and 2006 Outlook presentation to analysts on October 11, 2005 at 8:30 am Eastern time. Go to www.johnsoncontrols.com to access the webcast.
Forward Looking Information
###
     Johnson Controls has made forward-looking statements in this document pertaining to its financial results for the fiscal years of 2005, 2006 and 2007 that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “forecasts,” “expects,” “outlook” or similar expressions. For those statements, the company cautions that numerous important factors, such as completion of the acquisition of York International in December 2005, automotive vehicle production levels and schedules, the ability to increase prices due to higher raw material costs, the strength of the U.S. or other economies, currency exchange rates, the company’s effective tax rate, cancellation of commercial contracts, as well as other factors discussed in the company’s Form 8-K (dated October 7, 2005) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.
Non-GAAP Information
The preceding discussion focuses on the performance of the ongoing operations of Johnson Controls and therefore excludes discontinued operations and special items such as the 2005 and 2004 restructuring costs, 2005 tax credits, and the 2004 pension gain. A reconciliation to GAAP measures is provided in the appendix attached to this release.
Johnson Controls has provided information regarding Return on Invested Capital (ROIC), a non-GAAP financial measure as defined under the SEC Regulation G rules. ROIC is calculated as the twelve-month rolling average return (net income plus after-tax interest expense) divided by the twelve-month rolling average of invested capital (total debt plus shareholders’ equity.) Company management believes ROIC is a useful measure in providing investors with information regarding the company’s performance. The company’s calculation of ROIC is likely to differ from the methods used by other companies. A reconciliation of Johnson Controls future targeted ROIC to the most directly comparable financial measure calculation presented in accordance with GAAP is not readily available as the company’s future targeted ROIC comprises forecasted financial amounts over the next several years, which are not publicly disclosed.
Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

Johnson Controls, Inc.
October 11, 2005

Appendix — Non-GAAP Reconciliations
The following tables reconcile the Company’s Non-GAAP amounts included in the press release to the most directly comparable GAAP amounts:

	Full Year Earnings Per Share Guidance
	(unaudited)
	2005	2004
	(estimate)	(actual)	% Inc
Non-GAAP EPS from continuing operations	$4.39 to $4.43	$3.79	16-17%
Japanese pension gain	—	0.31
Restructuring costs	(0.92)	(0.30)
One-time tax credits	0.40	0.18

GAAP EPS from continuing operations	$3.87 to $3.91	$3.98 *

	Full Year Earnings Per Share Guidance
	(unaudited)
	2006	2005
	(estimate)	(estimate)	% Inc
Non-GAAP EPS from continuing operations	$5.00 to $5.15	$4.39 to $4.43	13-17%
Restructuring costs	—	(0.92)
One-time tax credits	—	0.40

GAAP EPS from continuing operations	$5.00 to $5.15	$3.87 to $3.91

	Earnings Per Share Guidance
	(unaudited)
	First Quarter	First Quarter
	2006	2005
	(estimate)	(actual)
Non-GAAP EPS from continuing operations	$0.82 to $0.85	$0.75
One-time tax credit	—	0.06

GAAP EPS from continuing operations	$0.82 to $0.85	$0.81

*	Due to the use of weighted -average shares outstanding for each quarter for computing earnings per share, the sum of the quarterly per share amounts may not equal the per share amount for the year.